Exhibit 12
                                                                      ----------


                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (In millions, except ratio amounts)
                                   (unaudited)


                       Three Months Ended
                            March 31,          Year Ended December 31,
                         --------------   ----------------------------------
                           1995  1994     1994   1993     1992   1991   1990
                           ----  ----     ----   ----     ----   ----   ----
Earnings:
  Income before
  income taxes and
  extraordinary item(a)    $397  $340   $1,280 $1,045   $  963 $  848  $ 440

Add:
  Fixed charges              83    71      315    315      346    334    321

Less:
  Capitalized interest       21    19       78     61       52     58     49
                           ----  ----   ------ ------   ------ ------  -----
  Total earnings           $459  $392   $1,517 $1,299   $1,257 $1,124  $ 712
                           ====  ====   ====== ======   ====== ======  =====

Fixed Charges:
  Fixed charges on
  indebtedness,
  including amortization
  of debt discount and
  premium                  $ 59  $ 50   $  231 $  239   $  270 $  270  $ 262

Interest portion of
  operating lease
  rentals(b)                 24    21       84     76       76     64     59
                           ----  ----   ------ ------   ------ ------  -----
   Total fixed charges     $ 83  $ 71   $  315 $  315   $  346 $  334  $ 321
                           ====  ====   ====== ======   ====== ======  =====
Ratio of earnings to
  fixed charges            5.53  5.52     4.82   4.12     3.63   3.37   2.22
                           ====  ====   ====== ======   ====== ======  =====


(a) Includes equity in income (losses) of affiliated companies.

(b) The interest portion of operating lease rentals is calculated as one third of rent expense which represents a reasonable approximation of the interest factor.